EXHIBIT (A)(1) Board Resolution Establishing Separate Account III


                           RESOLUTION OF DIRECTORS OF
                     ACACIA NATIONAL LIFE INSURANCE COMPANY


BE IT  RESOLVED,  that  the  Company,  pursuant  to the  provisions  of  Section
38.2.3113 of the Code of Virginia, hereby establishes a separate account designated, "Acacia National Variable Life Insurance Separate Account III" (hereinafter "Variable Account III") for the following use and purposes, and subject to such conditions as hereinafter set forth:

FURTHER RESOLVED, that Variable Account III shall be established for the purpose of providing for the issuance by the Company of such survivorship variable life or such other policies as the Board may designate for such purpose and shall constitute a separate account into which are allocated amounts paid to or held by the Company under such policies; and

FURTHER RESOLVED, that the income, gains and losses, whether or not realized, from assets allocated to Variable Account III shall, in accordance with the policies, be credited to or charged against such account without regard to other income, gains, or losses of the Company; and

FURTHER RESOLVED, that the fundamental investment policy of Variable Account III shall be to invest or reinvest the assets of Variable Account III in securities issued by investment companies registered under the Investment Company Act of 1940 as may be specified in the respective policies; and

FURTHER RESOLVED, that the Variable Account III may be divided into sub-accounts and that each such investment division shall invest only in the shares of a single mutual fund or a single mutual fund portfolio of an investment company organized as a series fund pursuant to the Investment Company Act of 1940; and

FURTHER RESOLVED, that the President, a Vice President, Secretary and Treasurer, each be, and hereby are, authorized to take all necessary and appropriate action to accomplish the registration of the Variable Account III as an investment company under the Investment Company Act of 1940 and the registration of the variable life insurance policies issued in connection with the Variable Account III as securities under the Securities Act of 1933, and to take all action necessary to comply with the Acts, including but not limited to the execution and filing of registration statements and amendments thereto, applications for exemptions from the provisions of the Acts as may be necessary or desirable, and agreements for the management of the Variable Account III and for the distribution of survivorship variable life insurance policies carrying an interest in the Variable Account III assets;

FURTHER RESOLVED, that the President or a Vice President be, and hereby are, authorized to adopt Rules and Regulations for the administration of the Variable Account III;

FURTHER RESOLVED, that the President or a Vice President be, and hereby are, authorized to take all necessary and appropriate action to enter into an agreement for the sale or purchase of shares and to take such other actions and execute such other agreements as they deem necessary or desirable to carry out the foregoing resolutions and the intent and purposes thereof.

BE IT RESOLVED, that the following Standards of Conduct with respect to investments of the Variable Account III and variable life operations are hereby adopted:

Unless otherwise approved in writing by the insurance commissioner of the applicable state in advance of the transaction, with respect to the Variable Account III, the Company shall not:

1. Sell to, or purchase from, such separate account established by the company any securities or other property, other than variable life insurance policies.


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2.   Purchase,  or  allow  to be  purchased,  for  such  separate  account,  any securities of which the Company or an affiliate is the issuer.

3. Accept any compensation, other than a regular salary or wages from the Company or affiliate, for the sale or purchase of securities to or from such separate account other than as provided by law.

4. Engage in any joint transaction, participation or common undertaking whereby the Company or an affiliate participates with such separate account in any transaction in which the Company or any of its affiliates obtain an advantage in the price or quality of the item purchased, in the service received, or in the cost of such service or is disadvantaged in any of these respects by the same transaction.

5. Borrow money or securities from such separate account other than under a policy loan provision.

BE IT RESOLVED, that the following Standards of Suitability shall apply to Acacia National Life Insurance Company, its officers, directors, employees, affiliates and agents with respect to the suitability of a variable life insurance policy for an applicant for such contract:

No recommendation shall be made to an applicant(s) to purchase a survivorship or other variable life policy, and no survivorship or other variable life policy shall be issued, in the absence of reasonable grounds to believe that the purchase of such a policy is suitable for such applicant(s) on the basis of information furnished after reasonable inquiry into the following subjects of concern to the applicant:

     1.)  the applicant's insurance and investment objectives;

     2.)  the applicant's financial situation and needs; and

     3.) other relevant information known to Acacia National Life Insurance Company or the agent making the recommendation.

A copy of this resolution shall be distributed to the officers, employees, affiliates and agents of this Company assigned to distribute and administer the variable life policies.

AND BE IT FURTHER RESOLVED, that the President, a Vice President, Secretary or other appropriate officer of the Company are hereby authorized and directed to carry into full force and effect the purposes and provisions of this resolution.







Attest:__________________
           Todd Green
           Assistant Secretary